Exhibit 99.1

Dana Announces $200 Million Accelerated Share Repurchase Agreement

MAUMEE, Ohio, Aug. 12, 2013 – Dana Holding Corporation (NYSE: DAN) today announced that it has entered into an Accelerated Share Repurchase agreement (ASR) with JPMorgan Chase Bank, National Association, whereby Dana will purchase $200 million of its outstanding shares of common stock.

At the inception of the ASR, Dana will receive approximately 7.3 million shares. The total number of shares ultimately purchased will be based on the share price of Dana’s common stock over the averaging period set forth in the agreement. The ASR is expected to be completed before the end of this year.

Including the initial 7.3 million common shares received under the ASR, Dana will have reduced its number of common share equivalents by more than 34 million, returning approximately $775 million to shareholders under its $1 billion share repurchase program. Share repurchases utilizing the remaining $225 million under this program may occur from time to time in the open market or through privately negotiated transactions and are subject to prevailing market conditions and other considerations.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a world-leading supplier of driveline, sealing, and thermal-management technologies that improve the efficiency and performance of passenger, commercial, and off-highway vehicles with both conventional and alternative-energy powertrains. The company’s global network of engineering, manufacturing, and distribution facilities provides original-equipment and aftermarket customers with local product and service support. Based in Maumee, Ohio, Dana employs more than 23,000 people in 26 countries and reported 2012 sales of $7.2 billion. For more information, please visit www.dana.com.

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